Gaming Partners International Corporation Reports Financial Results for the First Quarter of 2013

LAS VEGAS, May 13, 2013 /PRNewswire/ -- Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the first quarter ended March 31, 2013.

(Logo: http://photos.prnewswire.com/prnh/20110512/LA99804LOGO)

For its first quarter of 2013, the Company posted revenues of $14.8 million and net income of $0.5 million, or $0.07 per basic and diluted share. These results compare to revenues of $15.4 million and net income of $1.3 million, or $0.16 per basic and diluted share, for the first quarter of 2012. Gross profit for the quarter was $4.3 million, or 29% of revenues, compared to $5.3 million, or 35% of revenues, in the same quarter of the prior year.

The primary reasons for the decrease in revenue in the first quarter of 2013 compared to the first quarter of 2012 were a $2.9 million decrease in sales of casino currency without RFID in the Asia-Pacific and European regions and a combined $1.4 million decrease in sales of Paulson chips without RFID and furniture and accessories to casinos in the United States, offset by our initial sale of a new casino currency product with RFID for $3.4 million to an Asia-Pacific casino.

Our gross profit percentage decrease in the first quarter of 2013 from the first quarter of 2012 was primarily related to: (1) a shift in our mix of revenues from our higher-margin Paulson chips toward lower-margin casino currency products; (2) an exceptionally large imbalance in product demand; and (3) the late deferral of the delivery of a major order until later in the year.

The Company ended the first quarter with $24.7 million in cash, cash equivalents and marketable securities and no debt. During the first quarter of 2013, the Company purchased 93,740 shares of its common stock under the current repurchase authorization at a cost of $721,934. Under the current repurchase authorization as of March 31, 2013, the Company may repurchase up to an additional 251,660 shares.

"We are seeing the benefit of our customer-focused R&D efforts, evidenced by the first deliveries of a $3.4 million sale of our new casino currency product to an Asia-Pacific casino in January and our new table furniture product to a new US casino in March," commented Greg Gronau, GPIC President and Chief Executive Officer. "Our quarterly results reflect the variability of our global customers' product demands from quarter to quarter. The adjustment of content or timing of an order can have a dramatic impact on our quarterly results."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino chips and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to future share repurchases; new products; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2012, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For Further Information Contact:

Gregory S. Gronau, President and Chief Executive Officer
Gerald W. Koslow, Chief Financial Officer
PH: 702.384.2425
FX: 702.384.1965

GAMING PARTNERS INTERNATIONAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share amounts)
	March 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 16,952	$ 14,038
Marketable securities	7,754	13,546
Accounts receivable, net	5,059	5,802
Inventories	6,900	7,337
Prepaid expenses	835	893
Deferred income tax asset	529	2,908
Other current assets	919	1,311
Total current assets	38,948	45,835
Property and equipment, net	11,332	11,190
Intangibles, net	512	540
Deferred income tax asset	4,296	3,857
Inventories, non-current	206	207
Other assets	1,613	1,653
Total assets	$ 56,907	$ 63,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 2,727	$ 2,842
Accrued liabilities	3,956	5,179
Customer deposits and deferred revenue	1,521	3,037
Deferred income tax liability	-	2,858
Income taxes payable	655	571
Total current liabilities	8,859	14,487
Deferred income tax liability	2,218	2,174
Total liabilities	11,077	16,661
Commitments and contingencies - see Note 7
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,207,077 and 7,952,164 issued and outstanding, respectively, as of March 31, 2013, and 8,207,077 and 8,045,904 issued
and outstanding, respectively, as of December 31, 2012	82	82
Additional paid-in capital	19,620	19,563
Treasury stock at cost: 254,913 and 161,173 shares	(1,972)	(1,250)
Retained earnings	27,572	27,039
Accumulated other comprehensive income	528	1,187
Total stockholders' equity	45,830	46,621
Total liabilities and stockholders' equity	$ 56,907	$ 63,282

GAMING PARTNERS INTERNATIONAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except per share amounts)
	Three Months Ended
	March 31,
	2013	2012
Revenues	$ 14,768	$ 15,425
Cost of revenues	10,488	10,110
Gross profit	4,280	5,315

Marketing and sales	1,505	1,501
General and administrative	2,099	1,873
Research and development	533	397
Operating income	143	1,544
Other income, net	79	110
Income before income taxes	222	1,654
Income tax (benefit) provision	(311)	383
Net income	$ 533	$ 1,271

Earnings per share:
Basic	$ 0.07	$ 0.16
Diluted	$ 0.07	$ 0.16
Weighted-average shares of common stock outstanding:
Basic	7,986	8,169
Diluted	8,055	8,184